                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (AMENDMENT NO. ______________)*




                          SPEEDFAM INTERNATIONAL, INC.
                                (Name of Issuer)



                           COMMON STOCK, NO PAR VALUE
                         (Title of Class of Securities)


                                    847706108
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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CUSIP NO. 847706108                    13G                     PAGE 2 OF 4 PAGES


--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Nancy J. Farley
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX OF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

                U.S.A.
--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER

     NUMBER OF                    427,625
                     -----------------------------------------------------------
      SHARES         6     SHARED VOTING POWER

   BENEFICIALLY                   627,070

     OWNED BY
                    ------------------------------------------------------------
       EACH         7      SOLE DISPOSITIVE POWER

     REPORTING                    427,625

       PERSON        -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
        WITH
                                  627,070
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,054,695
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [X]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              6.7%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

              IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!
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ITEM 1.

   (a)   Name of Issuer

            SPEEDFAM INTERNATIONAL, INC.

   (b)   Address of Issuer's Principal Executive Offices

            305 N. 54th Street
            Chandler, AZ  85226

ITEM 2.

   (a)   Name of Person Filing

            Nancy J. Farley

   (b)   Address of Issuer's Principal Executive Office or, if none, Residence

            305 N. 54th Street
            Chandler, AZ  85226

   (c)   Citizenship

            U.S.A.

   (d)   Title of Class of Securities

            Common Stock, no par value

   (e)   CUSIP Number

            847706108

ITEM 3.  TYPE OF REPORTING PERSON

            Not Applicable

ITEM 4.  OWNERSHIP AS OF DECEMBER 31, 1997

   (a)   Amount Beneficially Owned

            1,054,695

   (b)   Percent of Class

            6.7%

   (c)   Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote

                  427,625*

         (ii) shared power to vote or to direct the vote

                  627,070**

         (iii)sole power to dispose or to direct the disposition of

                  427,625*

         (iv) shared power to dispose or to direct the disposition of

                  627,070**

*Sole voting and dispositive power as custodian or trustee of shares in minor grandchildren's names.

**Shares held in a revocable trust of which James N. Farley and Charles A. Kelly act as co-trustees. The trust may be voluntarily terminated by Mrs. Farley at any time. Excludes an aggregate of 1,325,170 shares beneficially owned by James
N. Farley (Mrs. Farley's spouse), as to which Mrs. Farley disclaims beneficial ownership.
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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

            Not Applicable

ITEM 10. CERTIFICATION

            Not Applicable


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                       February 7, 1998
                                 -----------------------------
                                             Date


                                    /s/ Nancy J. Farley
                                 -----------------------------
                                          Signature


                                        Nancy J. Farley
                                 -----------------------------
                                             Name